EXHIBIT 10.68

AIRCRAFT DRY LEASE AGREEMENT

THIS AIRCRAFT DRY LEASE AGREEMENT (“Lease”) is entered into effective as of February 16, 2011, by and between STERLING AVIATION LLC, a New York limited liability company with an address at 340 Crossways Park Drive, Woodbury, New York 11797 (“Lessor”), and CSC TRANSPORT, INC., a Delaware corporation with an address at 8000 Republic Airport, Hangar 5, Farmingdale, New York 11735 (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor is the lessee of a Gulfstream Aerospace G-IV aircraft, manufacturer’s serial number 1313, United States registration N100DF (the “Aircraft”); and

WHEREAS, Dolan Family Office LLC (“DFO”), an affiliate of Lessor, and Lessee have entered into a Time Sharing Agreement dated as of July 10, 2009 (the “Time Sharing Agreement”) pursuant to which DFO agreed to wet lease the Aircraft to Lessee in accordance with the provisions of Section 91.501(b)(6) of the Federal Aviation Regulations (“FARs”); and

WHEREAS, DFO and Lessee have agreed to terminate the Time Sharing Agreement effective as of the date first set forth above; and

WHEREAS, the parties to this Agreement have agreed that Lessor shall sublease the Aircraft to Lessee on a non-exclusive dry lease basis for use by Lessee upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Lessor and Lessee, intending to be legally bound, agree as follows:

1.             Lease of Aircraft.

(a)            This Lease sets forth the exclusive terms and conditions under which Lessee is entitled to use the Aircraft, and Lessee shall have no right to use the Aircraft except as expressly set forth herein.  Lessor shall sublease the Aircraft to Lessee, and Lessee shall sublease the Aircraft from Lessor, during all Lease Periods throughout the Term (as defined in Section 12) of this Lease as provided hereunder.  “Lease Periods” shall mean those times, if any, when the Aircraft is being utilized by Lessee hereunder, with the consent of Lessor as provided in Section 1(e), for flight operations conducted by Lessee under Part 91 of the FARs, including any deadhead, ferry or repositioning flights to return the Aircraft to the airport at which the Lease Period commenced or to pick up Lessee’s passengers at a remote location away from Republic Airport, Farmingdale, New York (FRG), but excluding any deadhead, ferry and repositioning flights described in Section 1(b) below (“Lessee Flights”).  Lessee’s right to use the Aircraft hereunder during the Term shall be non-exclusive and is subject in all respects to Lessor’s right to use the Aircraft at all times during the Term other than during such Lease Periods under its exclusive operational control and possession, command and control and Lessor’s right to permit other non-exclusive lessees to use the Aircraft under their operational control and possession, command and control.

(b)            Notwithstanding the foregoing, the parties agree that if a trip by Lessee causes or will cause the Aircraft to be at a remote location away from FRG (“Lessee’s Location”), Lessee shall, at Lessor’s request, permit the Aircraft to be relocated from Lessee’s Location to FRG or other location designated by Lessor (and thereafter shall be returned to Lessee’s Location) if Lessor requires use of the Aircraft for one of its affiliated non-exclusive lessees, but only if such itinerary will not unreasonably delay or interfere with any scheduled flight by Lessee. In that event, (i) Lessee’s then-current Lease Period shall terminate effective as of initial engine start-up for the departure flight from Lessee’s Location; (ii) Lessor or its affiliated non-exclusive lessee shall pay all costs incurred during the period in which the Aircraft is away from Lessee’s Location, including all occupied and deadhead legs to ferry the Aircraft from Lessee’s Location and back; and (iii) a new Lease Period shall begin effective as of final engine shut-down upon return of the Aircraft to Lessee’s Location.

(c)            Transfer of the Aircraft from Lessor to Lessee to commence a Lease Period hereunder, and transfer of the Aircraft from Lessee to Lessor to terminate a Lease Period hereunder, shall be evidenced by the entry of appropriate notations of such transfer on the Aircraft's logs.  Upon the commencement or termination of any Lease Period hereunder, the party transferring possession of the Aircraft shall deliver the Aircraft to the other party at FRG or such other location as the parties may agree.  In the case of a transfer of possession from Lessee to Lessor, the Aircraft shall be in at least the same operating condition, order, repair and condition as when received by Lessee at the commencement of the Lease Period, reasonable wear and tear excepted.

(d)            Subject to Aircraft and crew availability, Lessor shall use its good faith efforts, consistent with Lessor’s approved policies, in order to accommodate the needs of Lessee, to avoid conflicts in scheduling with Lessor’s other affiliated non-exclusive lessees’ use of the Aircraft, and to enable Lessee to enjoy the benefits of this Agreement; however, Lessee acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, Lessor shall have sole and exclusive final authority over the scheduling of the Aircraft and Lessor’s other affiliated non-exclusive lessees’ needs for the Aircraft shall take precedence over Lessee’s rights and Lessor’s obligations under this Agreement.

(e)            Lessee shall use its best efforts to give Lessor as much notice as possible of Lessee’s proposed utilization hereunder. If Lessee notifies Lessor pursuant to Section 15 of Lessee’s proposed use of the Aircraft and Lessor consents thereto, the period described in such notice of proposed use may be scheduled by Lessee (unless such proposed use is cancelled by Lessee by like notice to Lessor).  Notwithstanding anything herein to the contrary, all Lessee Flights approved by Lessor and scheduled by Lessee are subject to the absolute right of Lessor to revoke such approval at any time prior to 24 hours before the scheduled departure of the initial flight of the approved itinerary, without liability, upon notice to Lessee. Any notice under this Section 1(e) may be either written or oral, but shall be given only to or by individuals designated by each party from time to time as authorized to act on its behalf for purposes of this Section 1(e).

2.             Rent.

(a)            Lessee shall remit to Lessor as rent for the use of the Aircraft by Lessee during each Lease Period under this Agreement an amount equal to one time (1x) the actual fuel costs for each occupied Lessee Flight during such Lease Period.

(b)            Not later than 30 days after the end of each calendar month during the Term, Lessor shall provide to Lessee a statement showing all use of the Aircraft for Lessee Flights during that month, and a complete accounting detailing any rent due from Lessee for that month.  Notwithstanding anything in this Agreement to the contrary, Lessee shall have no obligation to utilize the Aircraft hereunder, and there shall be no rent payable to Lessor hereunder with respect to any calendar month if Lessee does not use the Aircraft hereunder during such month. All payments of rent due for any month shall be made at Lessor’s address set forth above or at such other place as Lessor may designate to Lessee from time to time, not later than 30 days after receipt of Lessor’s statement.

3.             Expenses.  Lessor shall pay the entire cost of insuring and maintaining the Aircraft during the Term.  Lessee shall be responsible for and shall pay directly or reimburse Lessor for the following trip-specific costs of operating the Aircraft during Lease Periods under this Lease:

(a)	travel expenses of crew, including food, lodging and ground transportation;

(b)	hangar and tie-down costs away from the Aircraft's base of operation;

(c)	additional insurance obtained for the specific flight at the request of Lessee;

(d)	landing fees, airport taxes and similar assessments;

(e)	customs, foreign permit and similar fees directly related to the flight;

(f)	in-flight food and beverages;

(g)	passenger ground transportation;

(h)	flight planning and weather contract services; and

(i)	fuel costs.

4.             Flight Crew.

(a)            Lessee shall obtain at its sole cost and expense the services of a fully qualified and properly certificated flight crew to operate the Aircraft under this Lease.  All flight crew provided by Lessee to operate the Aircraft during any Lease Period hereunder shall be employees or contractors of Lessee, and Lessee shall be solely responsible for their compensation.

(b)            Only fully-qualified and properly-credentialed flight crews who are included under the insurance coverage required to be maintained hereunder shall be permitted to operate the Aircraft during any Lease Period.  All flight crew utilized by Lessee hereunder shall comply with all applicable regulations, and the requirements of all applicable operations and maintenance manuals.  Lessee shall bear the cost of all initial and recurrent training of the flight crewmembers.

5.             Operational Control; Operations.

(a)            Lessor and Lessee intend that the lease of the Aircraft effected hereby shall be treated as a “dry lease”. Notwithstanding anything in this Lease to the contrary, Lessee shall have complete and exclusive operational control, and complete and exclusive possession, command and control, of the Aircraft for all flights during each Lease Period under this Lease.  Lessee shall have complete and absolute control of the crewmembers in preparation for and in connection with the operation of all flights during each Lease Period under this Lease.  Lessee shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted during Lease Periods under this Lease, which responsibility includes the sole and exclusive right over initiating, conducting and terminating any such flights.  Lessee shall have no operational control over, nor any responsibility for scheduling, dispatching or flight following of, any flights of the Aircraft not conducted during Lease Periods under this Lease, nor any right over initiating, conducting or terminating any such flights.

(b)            Lessee shall use and operate the Aircraft under this Lease only in accordance with applicable manufacturers’ recommendations and airport and climatic conditions. Lessee shall not permit the Aircraft to be maintained, used or operated in violation of any law, rule, regulation, ordinance or order of any governmental authority having jurisdiction, or in violation of any airworthiness certificate, license or registration relating to the Aircraft.

6.             Regulatory.  Lessee shall obtain and maintain in full force and effect any necessary certificates, licenses, permits and authorizations required for its use and operation of the Aircraft hereunder.  Lessee agrees to conduct all operations contemplated by this Lease in compliance with all applicable provisions of the FARs, including, but not limited to, Part 91 thereof.

7.             Records.  Lessee shall maintain any records required by applicable laws, rules or regulations in connection with the operation of the Aircraft during any Lease Period hereunder.  Without limiting the generality of the foregoing, Lessee shall maintain or cause to be maintained flight log books showing the full flight time of the Aircraft during each Lease Period hereunder, and shall keep such logs available for inspection by Lessor or its representatives at all reasonable times.  Lessor shall be entitled to access, upon reasonable notice to Lessee, to inspect any books or records of Lessee that relate to the Aircraft.

8.             Base; Hangarage.  Lessor agrees to provide (or cause to be provided) hangar space for the Aircraft at FRG during the Term.  While the Aircraft is at its home base, the Aircraft shall be kept in an enclosed hangar space at all times overnight, which hangar space shall be heated as required during cold weather for the proper maintenance, security and appearance of the Aircraft.  Lessee shall pay the cost of hangaring the Aircraft at remote locations during any Lease Periods hereunder.

9.             Insurance.  Lessor shall cause the Aircraft to be insured, at its sole cost and expense, in accordance with the requirements of the Aircraft Management Agreement for the Aircraft dated July 9, 2010 among Lessee and the other parties specified therein.  From time to time during the Term, Lessor shall, upon the request of Lessee, cause its insurer to provide Lessee with certificates of insurance or other evidence reasonably satisfactory to Lessee that the insurance coverage required to be furnished by Lessor hereunder is in effect.

10.            Maintenance.  Lessor shall, at its sole cost and expense, (i) enroll or cause the Aircraft to be enrolled on an FAA-approved or manufacturer-approved maintenance and inspection program under Part 91 of the FARs, and (ii) maintain or cause the Aircraft to be maintained in accordance with the requirements of the approved maintenance and inspection program and all applicable FAA regulations.  Lessor represents and warrants that at all times during the Term of this Agreement, the Aircraft will be in airworthy condition and current on the approved maintenance program.

11.            Default.  In addition to the termination rights set forth in Section 12, the non-defaulting party shall have the right to terminate this Lease immediately (without prejudice to any other rights that such party may have) upon written notice to the defaulting party in the event of any one or more of the following Events of Default:

(i)             failure of the defaulting party to make a payment due hereunder within ten (10) days following notice from the non-defaulting party that such payment was not timely made when due;

(ii)            except as provided in Section 11(iii) - (vii), violation or default of any material term, obligation or condition of a non-monetary nature set forth in this Lease, together with a failure to cure within ten (10) days after receipt of written notice of such violation;

(iii)           if Lessee operates or maintains the Aircraft in violation of any law, regulation, directive or order of any governmental authority or in violation of any provision of any insurance policy contemplated by this Lease;

(iv)           if any representation or warranty made in this Lease by Lessee is or becomes false, misleading or incorrect in any material respect;

(v)            lapse of insurance coverage required to be kept in force hereunder;

(vi)           if Lessee or Lessor shall make a general assignment for the benefit of creditors, or be declared insolvent or bankrupt under any bankruptcy, insolvency or other similar law, or commence a voluntary proceeding seeking liquidation, reorganization or other relief under any such law or seeking the appointment of a receiver or liquidator over any substantial portion of its respective assets; or

(vii)          assignment by Lessee of this Lease or any right or interest created hereunder without the prior written consent of Lessor.

12.            Term.  The term of this Agreement (the “Term”) shall commence on the effective date hereof and, unless sooner terminated in accordance with the provisions hereof, shall remain in full force and effect for an initial term ending July 10, 2011 and thereafter shall automatically renew for successive one-year terms upon the same terms and conditions as set forth herein.  Notwithstanding the foregoing, either party shall have the right to terminate this Lease at any time for any reason or no reason by written notice given to the other party not less than 30 days prior to the proposed termination date.  Further, this Lease shall terminate upon the occurrence of a total loss or destruction of the Aircraft, damage to the Aircraft that causes it, in the opinion of Lessor, to be irreparable, or sale or theft of the Aircraft.  Lessee shall promptly notify Lessor of any loss or damage to, or theft of, the Aircraft during any Lease Period hereunder.

13.            Remedies on Default or Termination.  In the event of a termination of this Lease, whether as a result of a default or the expiration of its Term, Lessee shall immediately cease its use of the Aircraft and, if in Lessee’s custody, return the Aircraft and all records pertaining thereto to the custody of Lessor or its agents or representatives as set forth herein at such airport as Lessor and Lessee may agree. Not later than 30 days after the termination, a full accounting shall be made between Lessee and Lessor and all accounts settled between the parties.  In no event shall any termination affect the rights and obligations of the parties arising prior to the effective date of such termination.

14.            Cross Indemnities; LIMITATION ON LIABILITY.

(a)            Without limiting their respective obligations hereunder, each party (in each case, the “Indemnitor”) hereby indemnifies and holds harmless the other party and its affiliates and their respective officers, directors, partners, employees, shareholders, members and managers (in each case, collectively, the “Indemnitee”) for any claim, damage, loss, or reasonable expense, including reasonable attorneys’ fees (an “Indemnified Loss”), resulting from bodily injury or property damage arising out of the ownership, maintenance or use of the Aircraft which results from the gross negligence or willful misconduct of such party; provided, however, that neither party will be liable for any Indemnified Loss to the extent:

(i)	Such loss is covered by the insurance policies described in Section 9 (the “Policies”);

(ii)	Such loss is covered by the Policies but the amount of such loss exceeds the policy limits specified by Lessor;

(iii)	Such loss consists of expenses incurred in connection with any loss covered in whole or in part by the Policies but such expenses are not fully covered by the Policies; or

(iv)	Such loss is caused by the gross negligence or willful misconduct of the Indemnitee.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT:

(i)	THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED;

(ii)	ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTY UNDER THIS SECTION 14; AND

(iii)	ITS RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A BREACH OF THE OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT

ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS, OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 14, EACH PARTY WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR ANY CLAIMED INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES CONSISTING OF DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, OR DEPRECIATION OF VALUE OF THE AIRCRAFT, OR INSURANCE DEDUCTIBLE, EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN, OF THE POSSIBILITY OF SUCH DAMAGES.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ITS PERFORMANCE OR FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, IN THE CASE OF ITS NEGLIGENCE) EXCEPT IN THE CASE OF ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)            The provisions of this Section 14 shall survive the termination or expiration of this Agreement.

15.            Notices.  Unless otherwise expressly specified herein, all notices or other communications delivered or given under this Lease shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by certified or registered mail, return receipt requested, by nationally-utilized overnight delivery service, or by confirmed facsimile transmission.  Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 15.  Notices shall be deemed to have been given and made on the business day on which hand-delivered or sent by confirmed facsimile, one business day following the date on which sent by nationally-utilized overnight delivery service, or four days following the date on which sent by certified or registered mail, return receipt requested.

16.            Relationship of Parties.  The relationship of the parties created by this Lease is strictly that of lessor and lessee.  Nothing in this Lease is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or as principal and agent.

17.            Taxes.  Lessor shall pay all taxes, assessments and charges imposed by any Federal, state, municipal or other public authority upon or relating to the ownership of the Aircraft generally during the Term of this Lease (other than any taxes, fines or penalties imposed upon Lessor as a result of a breach of this Lease by Lessee).  Lessee shall pay all taxes, assessments, and charges imposed by any national, federal, state, municipal or other public authority upon or relating to the rental, use or operation of the Aircraft by Lessee during the Term of this Lease (including any sales or use tax imposed by the State of New York on any lease payment hereunder), other than income taxes of Lessor.  Lessee shall also be liable for any federal excise tax imposed under Internal Revenue Code Section 4261 if such tax is applicable to any or all amounts paid (or deemed to be paid) by Lessee to Lessor hereunder.  Lessee shall pay such tax to Lessor within thirty (30) days after receipt of Lessor’s written invoice therefor.  Each party agrees to indemnify and hold the other harmless against any and all liabilities, costs and expenses (including attorneys' fees) resulting from a breach of its respective undertaking hereunder.

18.            Severability.  Any provision of this Lease that is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability.  The invalidity or unenforceability of any term or provision of this Lease shall not affect the validity or enforceability of any other term or provision hereof.

19.            Governing Law.  This Lease shall be governed by and construed in accordance with the law of the State of New York, without regard to its choice of law rules.

20.            Amendment.  This Lease may not be amended, supplemented, modified or terminated, or any of its terms varied, except by an agreement in writing signed by each of the parties hereto.

21.            Counterparts.  This Lease may be executed in counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same agreement, even though all parties may not have executed the same counterpart.  Each party may transmit its signature by fax to the other party, and any faxed signature and/or faxed counterpart of this Lease shall have the same force and effect as an original.

22.            Successors and Assigns; Third-Party Beneficiaries.  This Lease shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective successors and assigns.  Lessee shall not sublease, assign, transfer, pledge or hypothecate the Aircraft or any part thereof, or any of Lessee's interest in this Lease or the Aircraft (including, without limitation, any assignment or transfer pursuant to or as part of any merger, consolidation or other transfer of assets), without the prior written consent of Lessor, which may be given or withheld by Lessor in its sole and absolute discretion.  This Lease shall not be construed to create any third-party beneficiary rights in any person not a party hereto (or a successor to or permitted assign of any such party).

23.            Integration.  This Lease sets forth the entire agreement between the parties with respect to the lease of the Aircraft and supersedes any and all other agreements, understandings, representations, warranties or negotiations by or between the parties with respect thereto, all of which are hereby cancelled.  There are no other agreements or representations, whether oral or written, express or implied, with respect to the subject matter of this Lease that are not expressly set forth in this Lease.

24.            TRUTH IN LEASING.  TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS:

(a)
STERLING AVIATION LLC HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF EXECUTION OF THIS AGREEMENT. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED DURING LEASE PERIODS UNDER THIS LEASE.

(b)
CSC TRANSPORT, INC., 8000 REPUBLIC AIRPORT, HANGAR 5, FARMINGDALE, NEW YORK 11735, HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT DURING ALL LEASE PERIODS UNDER THIS LEASE.

(c)	EACH OF LESSOR AND LESSEE CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(d)
EACH OF LESSOR AND LESSEE UNDERSTANDS THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Aircraft Dry Lease Agreement this 16th day of February, 2011, effective as of the date first above written.

LESSOR:

STERLING AVIATION LLC

By:		/s/ Renzo R. Mori
	Name:	Renzo R. Mori
	Title:	Vice President

LESSEE:

CSC TRANSPORT, INC.

By:		/s/ James Nuzzo
	Name:	James Nuzzo
	Title:	EVP, Business Planning

The undersigned hereby agree that the Time Sharing
Agreement between them dated as of July 10, 2009 referred
to above is hereby terminated effective as of  the effective date of the above Aircraft Dry Lease Agreement:

DOLAN FAMILY OFFICE LLC

By:		/s/ William A Frewin
	Name:	William A Frewin
	Title:	President

CSC TRANSPORT, INC.

By:		/s/ James Nuzzo
	Name:	James Nuzzo
	Title:	EVP, Business Planning